EXHIBIT 6.14

ADOMANI, INC.

ADVISOR AGREEMENT

This Advisor Agreement (the “Agreement”) is entered into as of the date set forth on the signature page by and between ADOMANI, Inc., a Florida corporation that proposes to reincorporate in Delaware (the “Company”) and the undersigned advisor (the “Advisor”).

The parties agree as follows:

1. Services. Advisor agrees to act as an advisor to the Company and provide general business and corporate advice to the Company from time to time as further described on Schedule A attached hereto or as otherwise mutually agreed to by the parties (collectively, the “Services”). Advisor understands that the Company will, in its discretion, consider and evaluate, then conclude and make decisions regarding, any advice, counsel or suggestions made by the Advisor.

2. Compensation. As consideration for, and subject to Advisor’s continued performance of, all of the Advisor Services, Advisor will receive a lump sum cash fee of $2,500 for each full calendar month during which Advisor provides Advisor Services to the Company.

3. Expenses. In connection with any reasonable and documented travel and related expenses incurred in the course of performing services hereunder in which Advisor desires to be reimbursed, Advisor shall provide a written request to the Company in advance describing the nature and maximum amount of such expense (email notice shall be sufficient). If the Company pre-approves in writing (email notice shall be sufficient), then the Company shall reimburse Advisor for such pre-approved expenses.

4. Term and Termination. The term of this Agreement shall continue until terminated by either party for any reason upon five (5) days prior written notice without further obligation or liability.

5. Independent Contractor Relationship. Advisor understands that the Advisor is not authorized to act on behalf of the Company or bind the Company as a result of their involvement with the Company as an Advisor and agrees that it will not act as if it has any such authority. Advisor will not act as an agent nor shall it be deemed to be an employee of the Company. The Advisor’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employee relationship for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Advisor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Advisor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of the Advisor’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to the Advisor by filing Form 1099-MISC or successor form with the Internal Revenue Service as required by law and/or make such other reports as deemed necessary or appropriate by the Company under applicable laws.

6. Intellectual Property Rights.

6.1 Disclosure and Assignment of Intellectual Property.

(a) Intellectual Property. “Intellectual Property” means any and all art, discoveries, improvements, developments, inventions (whether or not patentable) methods, processes, works of authorship and technologies and all related know-how, designs, trademarks, formulae, manufacturing techniques, trade secrets, ideas, artwork, software or other work, that the Advisor, solely or jointly with others, makes, conceives or reduces to practice within the scope of the Advisor’s work for the Company under this Agreement. Advisor hereby acknowledges that it is “work made for hire” for the benefit of the Company and hereby assigns all right, title and interest of every kind and nature whatsoever in and to the Intellectual Property and the Intellectual Property shall be the sole and exclusive property of the Company. Advisor shall disclose to the Company promptly after its conception all Intellectual Property.

(b) Assistance. The Advisor agrees to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit any patents, copyrights and other property rights in any and all countries, with respect to any Intellectual Property, and the Advisor agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out the purpose of this Agreement with respect thereto. If called upon to render assistance under this paragraph after the term of this Agreement, the Advisor will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of the Company. In the event that the Company is unable for any reason to secure the Advisor’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations-in-part thereof), after a written demand is made therefore upon the Advisor (which shall refer to the provisions of this paragraph), the Advisor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Advisor’s agents and attorneys-in-fact to act for and in the Advisor’s behalf and instead of the Advisor, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by the Advisor.

(c) No Conflicting Obligation. The Advisor represents that Advisor’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Advisor may have to any other person or entity (such as a present or former employer), and Advisor agrees that Advisor will not do anything in the performance of Services hereunder that would violate any such duty. The Advisor has disclosed and, during the term of this Agreement, will disclose to the Chief Executive Officer of the Company any conflicts between this Agreement and any other agreements binding the Advisor.

6.2 Confidential Information.

(a) Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all confidential and proprietary information of the Company including, without limitation, technical and non-technical information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, its suppliers and customers, and information of the Company concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or the Advisor in the course of the Company’s business.

(b) Nondisclosure and Nonuse Obligations. The Advisor will use the Confidential Information solely to perform the Services for the benefit of the Company and for no other purpose, and the Advisor will not disclose the Confidential Information to any other person. The Advisor agrees that the Advisor shall treat all Confidential Information of the Company with the same degree of care as the Advisor accords to the Advisor’s own Confidential Information, and the Advisor represents that the Advisor exercises reasonable care to protect the Advisor’s own Confidential Information. Advisor agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company to prevent it from falling into the public domain or the possession of persons other than agents of the Company or persons to whom the Company consents to such disclosure. The Advisor will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. The Advisor agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

(c) Exclusions from Nondisclosure and Nonuse Obligations. The Advisor’s obligations under Section 6.2(b) with respect to any portion of Confidential Information shall not apply to any information that (i) was in the public domain at or subsequent to the time it was communicated to the Advisor by the Company or a Company authorized person through no fault of the Advisor, (ii) was rightfully in the Advisor’s possession free of any obligation of confidence at or subsequent to the time it was communicated to the Advisor by the Company or a Company authorized person, (iii) was developed by employees or agents of the Advisor independently of and without reference to any information communicated to the Advisor by the Company or a Company authorized person, or (iv) is being disclosed by the Advisor in response to a valid order by a court or other governmental body, or otherwise as required by law.

(d) Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Advisor any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

(e) Disclosure of Third Party Information. Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

6.3 Return of the Company’s Property. All materials (including, without limitation, documents, plans, drawings, models, sketches, designs and software programs) furnished to the Advisor by the Company, whether delivered to the Advisor by the Company or made by the Advisor in the performance of services under this Agreement (“Company Property”) are the sole and exclusive property of the Company. The Advisor agrees to promptly deliver the original and any copies of Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, the Advisor agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of Company Property. The Advisor agrees to certify in writing that the Advisor has so returned or destroyed all such Company Property.

7. No Conflict of Interest. During the term of this Agreement, Advisor agrees that prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or products that may be competitive with the Company, Advisor shall first notify the Company in writing. It is understood that in such event, the Company will review whether Advisor’s activities are consistent with Advisor remaining an advisor. Notwithstanding the foregoing, it is further understood that the Advisor may continue the Advisor’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing the Advisor’s relationship with Current Affiliations. The Advisor represents that nothing in this Agreement conflicts with the Advisor’s obligations to Current Affiliations or would otherwise prevent Advisor from performing its obligations under this Agreement.

8. Term and Termination.

8.1 Term and Termination. The term of this Agreement shall continue until terminated by either party for any reason upon five (5) days prior written notice without further obligation or liability.

8.2 Survival. The rights and obligations contained in Sections 6, 7, 8.2, 9 and 10 will survive any termination of this Agreement.

9. Non-solicitation. During the term of this Agreement, and for a period of one year following the Termination Date, the Advisor agrees not to, directly or indirectly, solicit or induce any employee, independent advisor, independent contractor or customer of the Company to terminate or breach any employment, contractual or other relationship with the Company.

10. Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, if Advisor is an individual, Advisor acknowledges that he/she shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Advisor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Advisor may disclose the trade secret to Advisor’s attorney and may use the trade secret information in the court proceeding, if Advisor (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

11. Miscellaneous.

11.1 Company’s Right to Disclose. So long as Advisor continues to serve as an advisor to the Company, the Company shall have the right and Advisor hereby consents to the Company’s disclosure of the existence of this Agreement, Advisor’s status as an Advisor, and to include Advisor’s name, image and profile in various promotional and marketing materials, including, but not limited to, executive summaries, the Company’s world wide web page, private placement memo, or other offering materials.

11.2 Successors and Assigns. Due to the personal nature of the services to be rendered by the Advisor, the Advisor may not assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement, in whole or in part, without the consent of the Advisor. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

11.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page hereto or such other address as either party may specify in writing.

11.4 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California without reference to rules of conflicts of law.

11.5 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

11.6 Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

11.7 Injunctive Relief for Breach. The Advisor’s obligations under this Agreement are of a unique character that gives them particular value, and the Advisor’s breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. Accordingly, in the event of such breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

11.8 Countersignatures; Entire Agreement; Amendment. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement and the schedule and exhibit hereto constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior and contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Services and other services undertaken by the Advisor for the Company. This Agreement of any provision hereof may only be amended or changed or waived by mutual agreement of authorized representatives of the parties in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 1, 2016.

ADOMANI, INC.

BY:	/s/ James Reynolds
NAME:	James Reynolds
Title:	President and CEO

ADVISOR:

BY:	/s/ Dennis R. Di Ricco
NAME:	Dennis R. Di Ricco
Title:

Address:	343 Franklin Street
Mountain View, CA 94041-1229
Phone:	(650) 303-0685

Signature page to ADOMANI, Inc. Advisor Agreement

SCHEDULE A

Services

As directed by the CEO, the Advisor will have the following duties

General Business Consulting: from time-to-time the Advisor will provide to the CEO of ADOMANI and its management team consulting on general business activities that the Advisor believes would benefit the company, its shareholders, vendors and customers.

Business Development: The Advisor will continue to actively develop any and all business opportunities and bring them to the appropriate Department Managers and the CEO.

Projections: The Advisor, when called upon, will work with Management to develop sales forecasts and projects.

Investor Relations: As requested, the Advisor will work with the CFO & CEO in developing strategy in getting the ADOMANI message to its shareholders and may be called upon to be a point of contact.

Tax Planning: As called upon by the CFO, the Advisor will provide advice on tax matters for the company.

Preparation of Federal, Florida and California corporate income tax returns: As called upon by the CFO, the Advisor will work with financial planners, CPA firms and any other financial entities to prepare company income tax returns.

Planning and Review of Business Agreements: The Advisor may be called on from time-to-time to review company contracts, vendor blanket purchase orders, MNDA and similar contracts and render his opinion as to acceptability and enforceability.

Meeting and Advising Management: The Advisor will from time-to-time be asked to attend company meetings, Board Meetings and product meetings to (a) keep himself informed of company activities and (b) advise management on any issues requested.

Interfacing with China Business Development: The Advisor will advise and interface with the personnel of ADOMANI China as requested and directed by the CEO. These areas will include sales increases, profits, business development and other areas as requested.

EXHIBIT A

Current Affiliations

Taxes by DDR, INC.

CRYOTHERM USA, Inc.

Golden Genesis, Inc.